Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
July 29, 2025

Federal Home Loan Bank of Indianapolis Announces Second Quarter 2025 Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its second quarter 2025 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 9.50% and 4.50%, respectively. The higher dividend rate on activity-based stock reflects the Board's discretion under the Bank's capital plan to reward members that use FHLBank Indianapolis in support of their liquidity needs.

The dividends will be paid in cash on July 30, 2025.

"Driven by record activity for advances and our Mortgage Purchase Program, we are pleased to announce another strong quarterly dividend for our members," President and CEO Cindy Konich said. "In addition, these results will power continued elevated support of housing and community and economic development across our district, something we like to call our 'Community Dividend.'"

Earnings Highlights
Net income, for the three months ended June 30, 2025, was $90 million, a net increase of $1 million compared to the corresponding period in the prior year.

Net income, for the six months ended June 30, 2025, was $164 million, a net decrease of $20 million compared to the corresponding period in the prior year. The decrease was primarily due to net unrealized losses on qualifying fair-value and economic hedging relationships1, a substantial increase in voluntary contributions to affordable housing and community investment programs, and lower earnings on the portion of the Bank's assets funded by its capital2, partially offset by higher interest spreads on interest-earning assets, net of interest-bearing liabilities.

1 The Bank's net gains (losses) on derivatives fluctuate due to volatility in the overall interest-rate environment as the Bank hedges asset or liability risk exposures. In general, the Bank holds derivatives and associated hedged items to the maturity, call, or put date. Therefore, due to timing, nearly all of the cumulative net gains and losses for these financial instruments will generally reverse over the remaining contractual terms of the hedged item. However, there may be instances when the Bank terminates these instruments prior to the maturity, call or put date, which may result in a realized gain or loss.
2 FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the size of the Bank's balance sheet and the spread between the interest earned on its assets and the interest cost of funding with consolidated obligations. Because of the Bank's inherent relatively low interest-rate spread, it has historically derived a significant portion of its net interest income from deploying its interest-free capital in floating-rate assets.

Exhibit 99.1
Affordable Housing Program Allocation

The Bank's Affordable Housing Program ("AHP") provides grant funding to support housing for low- and moderate-income families in communities served by its Michigan and Indiana members. For the six months ended June 30, 2025, AHP assessments3 totaled $19 million. Such required allocations will be available to the Bank's members in 2026 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

In addition, as part of the Bank's commitment to further support its AHP and additional affordable housing and community investment programs, the Bank voluntarily contributed additional funding, in the six months ended June 30, 2025, totaling $17 million, all of which has been recognized and reported in other expenses.

The Bank's combined required and voluntary allocations recognized, in the six months ended June 30, 2025, totaled $36 million, an increase of $8 million compared to the corresponding period in the prior year.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest income (a)	$987	$1,034	$1,927	$2,050
Interest expense (a)	859	909	1,674	1,796
Provision for credit losses	—	—	—	—
Net interest income after provision for credit losses	128	125	253	254
Other income (b)	9	6	9	16
Other expenses (c)	37	32	79	65
AHP assessments	10	10	19	21

Net income	$90	$89	$164	$184

(a)    Includes hedging gains (losses) and net interest settlements on fair-value hedge relationships. The Bank uses derivatives, specifically interest-rate swaps, to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges and, therefore, changes in the estimated fair value of the derivative, and changes in the fair value of the hedged item that are attributable to the hedged risk, are recorded in net interest income.
(b)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.
(c)    Includes voluntary contributions to the Bank's AHP and other affordable housing and community investment programs.

3    Each year, Federal Home Loan Banks are required to allocate to the AHP 10% of earnings, defined for this purpose as income before assessments plus interest expense on mandatorily redeemable capital stock.

Exhibit 99.1
Balance Sheet Highlights
Total assets, at June 30, 2025, were $91.0 billion, a net increase of $6.5 billion, or 8%, from December 31, 2024, primarily due to an increase in liquidity investments, advances and mortgage loans.

Advances 4
The carrying value of advances outstanding, at June 30, 2025, totaled $41.3 billion, a net increase of $1.5 billion, or 4%, from December 31, 2024. The par value of advances outstanding increased by 3% to $41.3 billion, which included a net increase in short-term advances of 4% and a net increase in long-term advances of 2%. At June 30, 2025, based on contractual maturities, long-term advances composed 62% of advances outstanding, while short-term advances composed 38%.

The par value of advances outstanding to depository institutions — comprising commercial banks, savings institutions and credit unions — decreased by 1%, while advances outstanding to insurance companies increased by 10%. As a percent of total advances outstanding at par value at June 30, 2025, advances to commercial banks and savings institutions were 50% and advances to credit unions were 13%, resulting in total advances to depository institutions of 63%, while advances to insurance companies were 37%.

In general, advances fluctuate in accordance with members' funding needs, primarily determined by their deposit levels, mortgage pipelines, loan growth, investment opportunities, available collateral, other balance sheet strategies, and the cost of alternative funding options.

Mortgage Loans Held for Portfolio 5
Mortgage loans held for portfolio, at June 30, 2025, totaled $12.0 billion, a net increase of $1.2 billion, or 11%, from December 31, 2024, as the Bank's purchases from its members exceeded principal repayments by borrowers. Purchases of mortgage loans from members, for the six months ended June 30, 2025, totaled $1.8 billion.

In general, the Bank's volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing and refinancing activity in the United States, consumer product preferences, the Bank's balance sheet capacity and risk appetite, and regulatory considerations.

Liquidity Investments 6

Liquidity investments, at June 30, 2025, totaled $16.3 billion, a net increase of $3.4 billion, or 26%, from December 31, 2024. The Bank's liquidity remained well above regulatory requirements and continues to enable the Bank to be a reliable liquidity provider to its members.

Cash and short-term investments increased by $3.3 billion, or 28%, to $15.2 billion. The portion of U.S. Treasury obligations classified as trading securities increased by $9 million, or 1%, to $1.1 billion. As a result of this activity, cash and short-term investments represented 93% of the total liquidity investments at June 30, 2025, while U.S. Treasury obligations represented 7%.

4     Advances are secured loans that the Bank provides to its member institutions. Advances with a remaining term to maturity of less than one year are considered short-term while those with a remaining term to maturity of greater than one year are considered long-term.
5     The Bank purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
6     The Bank's liquidity investments consist of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold and U.S. Treasury obligations.

Exhibit 99.1
The total outstanding balance and composition of the Bank's liquidity investments are influenced by its liquidity needs, regulatory requirements, actual and anticipated member advance activity, market conditions, and the availability of short-term investments at attractive interest rates, relative to the cost of funds.

Other Investment Securities

Other investment securities, which consist substantially of mortgage-backed securities and U.S. Treasury obligations classified as held-to-maturity or available-for-sale, at June 30, 2025, totaled $20.6 billion, a net increase of $418 million, or 2%, from December 31, 2024.

Consolidated Obligations 7

FHLBank Indianapolis' consolidated obligations outstanding, at June 30, 2025, totaled $83.9 billion, a net increase of $5.8 billion, or 7%, from December 31, 2024, which reflected increased funding needs associated with the net increase in the Bank's total assets.

Capital 8
Total capital, at June 30, 2025, was $4.3 billion, a net increase of $80 million, or 2%, from December 31, 2024. The net increase resulted primarily from members' purchases of capital stock to support their advance activity and the growth in retained earnings, offset by the Bank's repurchases of capital stock in the first quarter.
The Bank's regulatory capital-to-assets ratio9, at June 30, 2025, was 5.11%, which exceeds all applicable regulatory capital requirements.

7     The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.
8 FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
9 Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Exhibit 99.1
Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	June 30, 2025	December 31, 2024
Advances	$41,343	$39,833
Mortgage loans held for portfolio, net	12,018	10,796
Liquidity investments	16,266	12,911
Other investment securities (a)	20,607	20,189
Other assets	786	806

Total assets	$91,020	$84,535

Consolidated obligations	$83,899	$78,085
MRCS	292	363
Other liabilities	2,514	1,852
Total liabilities	86,705	80,300

Capital stock (b)	2,612	2,555
Retained earnings (c)	1,746	1,684
Accumulated other comprehensive income (loss)	(43)	(4)
Total capital	4,315	4,235

Total liabilities and capital	$91,020	$84,535

Total regulatory capital (d)	$4,650	$4,602

Regulatory capital-to-assets ratio	5.11%	5.44%

(a)    Includes held-to-maturity and available-for-sale securities.
(b)    Putable by members at par value.
(c)    Includes restricted retained earnings, at June 30, 2025 and December 31, 2024, of $499 million and $466 million, respectively.
(d)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of June 30, 2025, and its results for the three and six months then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q.

Exhibit 99.1
Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission ("SEC"), specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Media Contact:
Scott Thien
Senior Corporate Communications Associate
317-902-3103
sthien@fhlbi.com

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions.

For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy. Please note that content the Bank shares on its website and social media is not incorporated by reference into any of its filings with the SEC unless, and only to the extent that, a filing by the Bank with the SEC expressly provides to the contrary.